Exhibit 10.2

Mercer Savings Bank

Director Retirement Agreement

MERCER SAVINGS BANK

DIRECTOR RETIREMENT AGREEMENT

THIS DIRECTOR RETIREMENT AGREEMENT (the “Agreement”) is adopted this 18th day of October, 2013, by and between Mercer Savings Bank, a savings association located in Celina, Ohio (the “Bank”) and Kristin Fee (the “Director”).

The purpose of this Agreement is to provide specified benefits to the Director, a member of the Board of Directors who contributes materially to the continued growth, development and future business success of the Bank.

Article 1

Definitions

 Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. The Accrual Balance shall be reported annually by the Bank to the Director.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 4.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Change of Control” means the transfer of shares of the Bank’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than fifty percent (50%) of the Bank’s outstanding voting common stock followed within twelve (12) months by the Director’s Separation from Service for reasons other than death, Disability or retirement. Since the Bank is chartered under the mutual form of ownership, refer to Section 9.7 for guidance in the event of a merger or consolidation into or with another company, reorganization, or the sale of substantially all of its assets to another form or person.

Mercer Savings Bank

Director Retirement Agreement

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7	“Disability” means the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Early Termination” means Separation from Service prior to Normal Retirement Age for reasons other than death, Disability, Termination for Cause or within twenty four (24) months following a Change of Control.

1.9	“Effective Date” means July 24, 2013.

1.10	“Fees” means the total fees payable to the Director during a Plan Year.

1.11	“Normal Retirement Age” means the first January Board meeting after the Director attains age seventy one (71).

1.12	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service or end of current term.

1.13	“Plan Administrator” means the plan administrator described in Article 8.

1.14	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.15	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.16	“Separation from Service” means the termination of the Director’s service with the Bank for reasons other than death. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Director’s service and whether the Bank and the Director intended for the Director to provide significant services for the Bank following such termination.

Mercer Savings Bank

Director Retirement Agreement

1.17	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

1.18	“Termination for Cause” means the definition as stated in Section 5.2.

1.19	“Years of Service” means a period of twelve (12) consecutive months during which the Director has been a member of the Board. The Director’s first Year of Service shall begin with the month of the Director’s election to the Board and end twelve (12) months later. Additional Years of Service, if any, will be counted for each consecutive twelve (12) month period thereafter that begins on the same month as the Director’s first Year of Service. If there are any approved leaves of absences, the Director shall be considered continuously a member of the Board for purposes of this Agreement. The Director’s appointment to the Board was May 21, 2013.

Article 2

Lifetime Benefits

2.1	Normal Retirement Annual Benefit. Upon Separation from Service on or after the Normal Retirement Age for reasons other than death, the Bank shall distribute to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The benefit under this Section 2.1 is the amount set forth on Schedule A for the Plan Year ending immediately prior to the Normal Retirement Date, determined be vesting the Director in thirty-three percent (33%) of the Normal Retirement Annual Benefit after six Years of Service to the Board through Year 10, sixty-six percent (66%) of the Normal Retirement Annual Benefit after year 10 and through Year 18 and one hundred percent (100%) of the Normal Retirement Annual Benefit after Year 18. Service on the Board prior to the Effective Date of this Agreement shall be credited for the purposes of defining the benefit.

2.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Date. The annual benefit shall be distributed to the Director for ten (10) years.

2.2	Early Termination Benefit. Upon Early Termination, the Bank shall distribute to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

Mercer Savings Bank

Director Retirement Agreement

2.2.1	Amount of Benefit. The annual benefit under this Section 2.2 is the amount set forth on Schedule A for the Plan Year ending immediately prior to the Separation from Service, determined be vesting the Director in thirty-three percent (33%) of the Accrual Balance after six Years of Service to the Board through Year 10, sixty-six percent (66%) of the Accrual Balance after year 10 and through Year 18 and one hundred percent (100%) of the Accrual Balance after Year 18. Service on the Board prior to the Effective Date of this Agreement shall be credited for the purposes of defining the benefit.

2.2.2	Distribution of Benefit. The Bank shall distribute the benefit to the Director in a lump sum within sixty (60) days after Separation from Service.

2.3	Disability Benefit. If the Director experiences a Disability prior to Normal Retirement Age, the Bank shall distribute to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The annual benefit under this Section 2.3 is the Fees for the Plan Year ending immediately prior to the date in which the Disability occurs. The Director will be one hundred percent (100%) vested in the benefit.

2.3.2	Distribution of Benefit. The Bank shall distribute the benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following the Disability. The annual benefit shall be distributed to the Director for ten (10) years.

2.4	Change of Control Benefit. Upon a Change of Control followed within twenty-four (24) months by a Separation from Service, the Bank shall distribute to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the amount set forth on Schedule A for the Plan Year ending immediately prior to the date in which the Separation from Service occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), except by vesting the Director one hundred percent (100%) in the Normal Retirement Benefit described in Section 2.1.1.

2.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Director in a lump sum within sixty (60) days after Separation from Service.

2.5	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Separation from Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

Mercer Savings Bank

Director Retirement Agreement

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Accrual Balance into the Director’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Accrual Balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Director and the Bank may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(c)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1	Death During Active Service. If the Director dies while in the active service of the Bank, the Bank shall distribute to the Beneficiary the benefit described in this Section 3 .1. This benefit shall be distributed in lieu of the Lifetime Benefits of Article 2.

3.1.1	Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit. The Director is one hundred (100%) vested in the benefit.

3.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in twelve (12) equal monthly installments for ten (10) years commencing the first day of the fourth month following the Director’s Death. The Beneficiary shall be required to provide to the Bank the Director’s death certificate.

3.2	Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Director had the Director survived.

3.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits that the Director was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Director’s death.

Mercer Savings Bank

Director Retirement Agreement

Article 4

Beneficiaries

4.1	Beneficiary. The Director shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Director participates.

4.2	Beneficiary Designation: Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made to the personal representative of the Director’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Director’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Mercer Savings Bank

Director Retirement Agreement

Article 5

General Limitations

5.1	Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

5.2	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Bank terminates the Director’s service for:

(a)	Gross negligence or gross neglect of duties to the Bank; or
(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service with the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director’s service and resulting in a material adverse effect on the Bank.

5.3	Suicide or Misstatement. No benefits shall be distributed if the Director commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Director and owned by the Bank denies coverage (i) for material misstatements of fact made by the Director on an application for such life insurance, or (ii) for any other reason.

5.4	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 6

Claims And Review Procedures

6.1	Claims Procedure. A Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

6.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

Mercer Savings Bank

Director Retirement Agreement

6.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2	Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

6.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

Mercer Savings Bank

Director Retirement Agreement

6.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and
(d)	A statement of the claimant’s right to bring a civil action.

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Director. However, the Bank may unilaterally amend this Agreement (i) to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder or (ii) if pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (a) cause benefits to be taxable to the Director prior to actual receipt, or (b) result in significant financial penalties or other significantly detrimental ramifications to the Bank (other than the financial impact of paying the benefits).

7.2	Plan Termination Generally. The Bank and Director may terminate this Agreement at any time. However, the Bank may unilaterally terminate this Agreement if pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (a) cause benefits to be taxable to the Director prior to actual receipt, or (b) result in significant financial penalties or other significantly detrimental ramifications to the Bank (other than the financial impact of paying the benefits). Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

Mercer Savings Bank

Director Retirement Agreement

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Bank terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;
(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or
(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section l.409A-l(c) if the Director participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the vested Accrual Balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

Article 8

Administration of Agreement

8.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409 A of the Code and regulations thereunder.

8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

Mercer Savings Bank

Director Retirement Agreement

8.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Annual Statement. The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Service. This Agreement is not a contract for service. It does not give the Director the right to remain as a director of the Bank, nor does it interfere with the Bank’s right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409 A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

Mercer Savings Bank

Director Retirement Agreement

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life or other informal funding asset is a general asset of the Bank to which the Director and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

Mercer Savings Bank

Director Retirement Agreement

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Mercer Savings Bank
1100 Irmscher Blvd.
Celina, OH 45822

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

9.14	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS WHEREOF, the Director and a duly authorized representative of the Bank have signed this Agreement.

DIRECTOR:	BANK:

Mercer Savings Bank

/s/ Kristin Fee	By	/s/ William U. Martin
Kristin Fee
	Title	PRESIDENT / CEO